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                            STOCK PURCHASE AGREEMENT

                            DATED AS OF MAY 14, 2001

                                  BY AND AMONG

                           THE SAGEMARK COMPANIES LTD.
                                  PAMELS CORP.
                        JOHN M. DONALDSON REVOCABLE TRUST
                               TARA CAPITAL, INC.
                               BOCARA CORPORATION
                              MERCURY CAPITAL CORP.
                   PREMIER P.E.T. IMAGING INTERNATIONAL, INC.
                                       AND
                      PREMIER CYCLOTRON INTERNATIONAL CORP.



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

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

1.       Purchase of Sellers' Shares......................................  2

         1.1.     Sale and Purchase of the Sellers' Shares................  2
         1.2.     Purchase Price for the Sellers' Shares..................  2

2.       The Closing......................................................  2

3.       The Purchaser's Due Diligence....................................  3

4.       Unaudited Balance Sheets.........................................  3

5.       Representations and Warranties of Sellers........................  3

         5.1.     Organization and Standing...............................  3
         5.2.     Subsidiaries and Affiliates.............................  3
         5.3.     Enforceability as to Selling Stockholders...............  4
         5.4.     Authority...............................................  4
         5.5.     No Conflict.............................................  4
         5.6.     Capitalization..........................................  4
         5.7.     Ownership of the Sellers' Shares........................  5
         5.8.     Financial Representations...............................  5
         5.9.     Title to Properties; Encumbrances.......................  6
         5.10.    Leases..................................................  6
         5.11.    No Litigation...........................................  6
         5.12.    Contracts and Commitments...............................  6
         5.13.    Status of Agreements....................................  7
         5.14.    Labor Relations.........................................  7
         5.15.    Employee Benefit Plans..................................  7
         5.16.    Books and Records.......................................  8
         5.17.    No Undisclosed Liabilities..............................  8
         5.18.    Investment Representations..............................  8
         5.19.    Broker's or Finder's Fee................................  9
         5.20.    Accuracy of Information.................................  9

6.       Representations and Warranties of the Purchaser..................  9

         6.1.     Organization and Standing...............................  9
         6.2.     Enforceability as to the Purchaser......................  9
         6.3.     Authority............................................... 10

         6.4.     Capitalization.......................................... 10
         6.5.     Investment Representation............................... 10
         6.6.     Broker's or Finder's Fee................................ 10
         6.7.     Accuracy of Information................................. 10

7.       Additional Rights, Covenants and Conditions...................... 11

         7.1.     Redemption.............................................. 11
         7.2.     Working Capital and Guaranty............................ 11
         7.3.     Executive Employment Agreement.......................... 11
         7.4.     Registration Rights..................................... 12
         7.5.     Agreement Terminations.................................. 14
         7.6.     Reservation of Shares................................... 15

8.       Conduct of the Company's Business Prior to Closing............... 15

         8.1.     Conduct in Ordinary Course.............................. 15
         8.2.     Liens, Agreements, Capital Stock, Waiver and
                  Reorganizations......................................... 16

9.       Conditions to the Purchaser's Obligations........................ 16

         9.1.     Representations and Warranties.......................... 16
         9.2.     Delivery of Sellers' Shares............................. 16
         9.3.     Adverse Changes......................................... 16
         9.4.     Absence of Litigation................................... 17
         9.5.     Compliance.............................................. 17
         9.6.     Due Diligence........................................... 17
         9.7.     Fairness Opinion........................................ 17
         9.8.     Tax-Free Transaction.................................... 17
         9.9.     Unaudited Balance Sheets................................ 17
         9.10.    Executive Employment Agreement.......................... 17
         9.11.    Closing of DVI Loan..................................... 17
         9.12.    Lease with S&D Holding LLC.............................. 17
         9.13.    Medical Advisory Board.................................. 18
         9.14.    Delivery................................................ 18

10.      Conditions to the Selling Stockholders' Obligations.............. 18

         10.1.    Representations and Warranties.......................... 18
         10.2.    Delivery of Initial Sagemark Shares..................... 18
         10.3.    Absence of Litigation................................... 18
         10.4.    Compliance.............................................. 18
         10.5.    Tax-Free Transaction.................................... 18
         10.6.    Executive Employment Agreement.......................... 19
         10.7.    Closing of DVI Loan..................................... 19

         10.8.    Lease with S&D Holding LLC.............................. 19
         10.9.    Delivery................................................ 19

11.      Documents to be Delivered by the Selling Stockholders at the
         Closing.......................................................... 19

         11.1.    Certificates of Incorporation........................... 19
         11.2.    Good Standing........................................... 19
         11.3.    By-Laws................................................. 19
         11.4.    Financials.............................................. 19
         11.5.    Corporate Books and Records............................. 19
         11.6.    Certificate............................................. 19
         11.7.    Resolutions of Premier and PCI.......................... 19
         11.8.    Contracts............................................... 20
         11.9.    Consents................................................ 20
         11.10.   Executive Employment Agreement.......................... 20
         11.11.   Lease with S&D Holding LLC.............................. 20
         11.12.   Stock Certificates...................................... 20
         11.13.   Other Documents......................................... 20

12.      Documents to be Delivered by the Purchaser at the Closing........ 20

         12.1.    Certificate............................................. 20
         12.2.    Purchaser Resolutions................................... 20
         12.3.    Stock Certificates...................................... 20
         12.4.    Other Documents......................................... 20

13.      Termination of Agreement Prior to the Closing.................... 21

         13.1.    Purchaser's Termination Right........................... 21
         13.2.    Selling Stockholders' Termination Right................. 21
         13.3.    Remedies................................................ 21

14.      Indemnification.................................................. 21

         14.1.    Indemnification of the Purchaser........................ 21
         14.2.    Indemnification of the Selling Stockholders............. 21
         14.3.    Procedure for Indemnification........................... 22

15.      Public Announcements............................................. 23

16.      Miscellaneous.................................................... 23

         16.1.    Sole Agreement.......................................... 23
         16.2.    Notices................................................. 23
         16.3.    Governing Law........................................... 24

         16.4.    Arbitration............................................. 24
         16.5.    Binding Effect.......................................... 24
         16.6.    Severability............................................ 24
         16.7.    Schedules and Exhibits.................................. 25
         16.8.    Headings................................................ 25
         16.9.    Further Assurances...................................... 25
         16.10.   Expenses................................................ 25

                            STOCK PURCHASE AGREEMENT

         AGREEMENT made as of the 14th day of May, 2001 by and among THE SAGEMARK COMPANIES LTD., a New York corporation with offices at 1285 Avenue of the Americas, New York, New York 10019 (the "PURCHASER"), PAMELS CORP., a Florida corporation with offices at 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431, ("PAMELS"), JOHN M. DONALDSON REVOCABLE TRUST ("DONALDSON TRUST"), a Trust with offices c/o Premier P.E.T. Imaging International, Inc., 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431, TARA CAPITAL, INC., a Delaware corporation with offices c/o Premier P.E.T. Imaging International, Inc., 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431, ("TARA"), BOCARA CORPORATION, a Nevada corporation with offices c/o Premier P.E.T. Imaging International, Inc., 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431, ("BOCARA") and MERCURY CAPITAL CORP., a Kansas corporation with offices c/o Premier P.E.T. Imaging International, Inc., 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431, ("MERCURY") (Pamels, Donaldson Trust, Tara, Bocara and Mercury are sometimes hereinafter referred to individually as a "SELLING STOCKHOLDER" or collectively as the "SELLING STOCKHOLDERS"), PREMIER P.E.T. IMAGING INTERNATIONAL, INC., A Delaware corporation with offices at 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431 ("PREMIER") and PREMIER CYCLOTRON INTERNATIONAL CORP., a Delaware corporation with offices at 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431 ("PCI").

                              W I T N E S S E T H :

         WHEREAS, Premier was formed to establish, own and operate outpatient diagnostic imaging centers (the "PET CENTERS") throughout the United States, utilizing positron emission tomography scanning equipment ("PET SCANNING EQUIPMENT"). PCI was formed to own and operate equipment which manufactures fluoro deoxyglucose and other radioisotopes utilized in the diagnostic imaging procedures performed by the PET Scanning Equipment; and

         WHEREAS, Premier has expended considerable time and effort in investigating and selecting prospective sites for the PET Centers and negotiating leases for at least two prospective sites therefor, investigating and evaluating the positron emission tomography technology (including trade show attendance at which comprehensive due diligence inquiries were made of industry experts and representatives), structuring and negotiating financing commitments for the purchase of the PET Scanning Equipment including, without limitation, the negotiation and consummation of a financing commitment with DVI Financial Services, Inc. and negotiation and consummation of a purchase order with CTI, Inc. for certain PET Scanning Equipment; and

         WHEREAS, the Selling Stockholders own all of the issued and outstanding shares of the capital stock, $.01 par value per share, of Premier and PCI in the respective amounts and percentages set forth in Exhibit A hereto (the "SELLERS' SHARES"); and

         WHEREAS, the Selling Stockholders desire to sell, and the Purchaser desires to purchase from the Selling Stockholders, the Sellers' Shares in a tax-free exchange pursuant to Section 368(b) of the U.S. Internal Revenue Code of 1986, as amended and, thereafter, to engage in the business for which Premier and PCI were formed using the knowledge, experience and expertise of Schulman,

McFarland and others who are currently employed by or otherwise rendering services to Premier, all on and subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.    PURCHASE OF THE SELLERS' SHARES.

               1.1 SALE AND PURCHASE OF THE SELLERS' SHARES. Upon and subject to the terms and conditions herein set forth, the Selling Stockholders hereby agree to sell the Sellers' Shares to the Purchaser on the Closing Date (hereinafter defined), and the Purchaser hereby agrees to purchase the Sellers' Shares from the Selling Stockholders on the Closing Date, free and clear of all security interests, mortgages, liens, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by Federal and state securities laws, solely in exchange for shares of the common stock, $.01 par value per share, of the Purchaser (the "PURCHASER'S COMMON STOCK").

               1.2.   PURCHASE PRICE FOR THE SELLERS' SHARES.

                      (a) In consideration of the sale and transfer of the Sellers' Shares by the Selling Stockholders to the Purchaser on the Closing Date, the Purchaser hereby agrees to issue and deliver to the Selling Stockholders on the Closing Date, an aggregate of Six Thousand (6,000) shares of the Purchaser's Common Stock (the "INITIAL SAGEMARK SHARES"), which shares will be allocated and delivered to each of the Selling Stockholders in the percentages as set forth opposite each of their names in Exhibit A hereto. To the extent that there are any transfer or similar taxes or charges payable with respect to the transfer of the Initial Sagemark Shares or the Additional Sagemark Shares (as hereinafter defined), such payment will be the sole responsibility of the Selling Stockholders and paid by them at the Closing or otherwise when due.

                      (b) In the event that any of the first six PET Centers established by Premier achieve positive EBITDA in any month during their first eighteen (18) months of operation, the Purchaser will issue and deliver to the Selling Stockholders an aggregate of Three Hundred Nineteen Thousand Five Hundred (319,500) shares of the Purchaser's Common Stock for each of such Pet Centers; PROVIDED, HOWEVER, that the Purchaser will not be required to issue more than One Million Nine Hundred Seventeen Thousand (1,917,000) shares of its Common Stock pursuant to this subsection 1.2(b). Any shares of the Purchaser's Common Stock that may be issued pursuant to this subsection will be allocated to the Selling Stockholders in the percentages as set forth opposite each of their names in Exhibit A hereto. Shares of the Purchaser's Common Stock issued and delivered pursuant to this subsection 1.2(b), if any, are hereinafter referred to as the "ADDITIONAL SAGEMARK SHARES."

         2. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 10:00 a.m. at the offices of Jerold K. Levien, Esq., 425 Madison Avenue, Suite 700, New York, New York 10017, within five (5) business days after all of the conditions set forth in Sections

9 and 10 of this Agreement have been fulfilled or waived (the "CLOSING DATE"), or on such earlier or later date or at such other location on which the Purchaser and the Selling Stockholders may mutually agree. Notwithstanding the foregoing, in the event that all of the conditions to the Purchaser's obligation to close this transaction as provided in Section 9 hereof have not been satisfied or waived by the Purchaser by June 19, 2001, the Purchaser may terminate this Agreement in accordance with the provisions of subsection 13.1 hereof.

         3. THE PURCHASER'S DUE DILIGENCE. The Purchaser, at its sole cost and expense, shall have the right to conduct an examination and inspection of all of the books, records, contracts, documents and all other information relating to, and all of the assets and property of, Premier and PCI at any time during normal business hours from the date hereof until the day prior to the Closing Date. The Selling Stockholders will cooperate with the Purchaser in connection with such examination and inspection. The Purchaser shall have the right to determine, in its sole and absolute discretion, whether the results of such examination and inspection are satisfactory to it. If the results of the aforesaid due diligence examination are not satisfactory to the Purchaser, the Purchaser may terminate this Agreement pursuant to the applicable provisions of subsection 13.1 hereof. In the event of any termination of this Agreement pursuant to this Section, none of the parties hereto shall have any further rights or obligations under or in connection with this Agreement, except with respect to the provisions of Section 15 and subsection 16.10 hereof.

         4. UNAUDITED BALANCE SHEETS. Each of Premier and PCI will prepare an unaudited balance sheet with respect to each such entities for the period from inception through March 31, 2001 (the "BALANCE SHEETS"). Premier will promptly deliver a copy of the Balance Sheets to the Purchaser upon the completion thereof and the Purchaser shall have the right to accept or disapprove of such Balance Sheets within ten (10) business days following the Purchaser's receipt thereof. In the event that the Balance Sheets have not been completed by May 15, 2001, or in the event that the Balance Sheets have been completed by such date and, after delivery to the Purchaser, are determined by the Purchaser not to be acceptable to it, the Purchaser may terminate this Agreement upon five (5) days notice to the Selling Stockholders.

         5. REPRESENTATIONS AND WARRANTIES OF SELLERS. The Selling Stockholders severally, but not jointly, represent and warrant to the Purchaser, as follows:

               5.1. ORGANIZATION AND STANDING. Premier and PCI are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business for which each of them was formed and to own, lease and operate their respective properties as required by or as may be desirable in connection with such business. As of the date hereof and on the Closing Date, the only officers and directors of Premier and PCI, are and on the Closing Date will be, those persons set forth in Schedule 5.1 hereto.

               5.2. SUBSIDIARIES AND AFFILIATES. Premier and PCI have no domestic or foreign subsidiaries or any domestic or foreign corporations in which they have any ownership interest, other than Premier P.E.T. Imaging of

Wichita, Inc., a wholly-owned subsidiary of Premier incorporated under the laws of the State of Kansas ("PET WICHITA"). As of the date hereof and on the Closing Date, the only officers and directors of Pet Wichita are and on the Closing Date will be those persons set forth in Schedule 5.2 hereto.

               5.3. ENFORCEABILITY AS TO SELLING STOCKHOLDERS. This Agreement constitutes a valid and binding obligation of each of the Selling Stockholders, enforceable against each of them in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditor's rights generally and general principles of equity.

               5.4. AUTHORITY. Each Selling Stockholder who is a natural person has the right, power, legal capacity, and authority to enter into and perform his or their obligations under this Agreement and no consent of any third party is necessary with respect thereto. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the performance, observance, and fulfillment by Tara, Bocara and the Donaldson Trust of all of the terms and conditions on its part to be performed, observed, and fulfilled under this Agreement have been duly approved and authorized by each of them.

               5.5. NO CONFLICT. Attached hereto as Exhibit B are certified copies of the Certificates of Incorporation of Premier, PCI and PET Wichita, as amended through the date hereof. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated herein will (a) violate any provision of such Certificates of Incorporation or the By-Laws of such companies, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of Premier's or PCI's obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any lien or other encumbrance upon any property or assets of Premier, PCI, PET Wichita or any of the Selling Stockholders under any agreement, commitment or other instrument or arrangement to which any of them are parties or by which any of their respective properties or assets are bound, or (c) to the best of their knowledge, violate any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Premier, PCI, PET Wichita or any of the Selling Stockholders.

               5.6. CAPITALIZATION. The authorized capital stock of Premier consists of 15,000,000 shares of common stock, $.01 par value per share, of which 100,000 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. The issued and outstanding shares of the common stock of Premier are owned by the Selling Stockholders as set forth opposite their names in Exhibit A hereto. The authorized capital stock of PCI consists solely of 100,000 shares of common stock, $.01 par value per share, of which 100,000 shares are issued and outstanding and owned by the Selling Stockholders as set forth opposite their names in Exhibit A hereto. The authorized capital stock of PET Wichita consists solely of 200 shares of common stock, no par value, of which 200 shares are issued and outstanding and owned by Premier. The Sellers' Shares are duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding options, warrants, calls, commitments, or other rights or agreements obligating Premier, PCI, PET Wichita or the Selling Stockholders to sell or issue, or convert any obligation into, shares of capital stock or other securities of either Premier, PCI or PET Wichita except as provided under the Stockholders Agreement (hereinafter defined). Except as provided under the Stockholders Agreement, no holders of the Sellers' Shares are entitled to preemptive rights and there is no agreement or other document which relates to the voting of the Sellers' Shares on any matter or restricts the transfer of the Sellers' Shares. None of the Sellers' Shares have been issued in violation of any preemptive rights.

               5.7. OWNERSHIP OF THE SELLERS' SHARES. The Selling Stockholders own all of the Sellers' Shares, of record and beneficially, in the amounts and percentages set forth in Exhibit A hereto and will sell and transfer the Sellers' Shares to Purchaser on the Closing Date, free and clear of all liens, claims, encumbrances and restrictions of any kind except for restrictions on transfer imposed by Federal and state securities laws, solely in exchange for shares of the Purchaser's Common Stock. The delivery of certificates for the Sellers' Shares to Purchaser on the Closing Date, duly endorsed for transfer to Purchaser, will result in Purchaser's acquisition of the sole record and beneficial ownership of the Sellers' Shares, free and clear of all liens, claims, encumbrances and restrictions of any kind, except restrictions on transfer imposed by Federal and state securities laws.

               5.8.   FINANCIAL REPRESENTATIONS.

                      (a) BALANCE SHEETS. The Selling Stockholders have delivered to the Purchaser the Balance Sheets. The Balance Sheets are true, complete, and accurate and fairly present the financial condition of each of Premier and PCI as at the dates thereof and for the periods therein referred to subject to all adjustments required to conform the Balance Sheet with Generally Accepted Accounting Principles.

                      (b) TAXES. No tax liens have been filed against either Premier, PCI or PET Wichita as of the date hereof with respect to any taxes, including payroll taxes, and no taxes are due for any of such companies (except for franchise taxes).

                      (c) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date on which Premier and PCI were formed, neither Premier nor PCI has engaged in any business activities other than organizational activities, activities related to the transactions that constitute the subject matter of this Agreement, activities related to identifying suppliers of the equipment to be used in the proposed businesses of Premier and PCI and sources of financing for the acquisition of such equipment, activities relating to locating sites for the PET Centers and the proposed business of PCI, staffing activities and other activities relating to the foregoing. Since such date, to the best of the Selling Stockholders' knowledge and except as set forth in Schedule 5.8(c) hereto, there has not been (i) any material adverse change in the operations, assets, or financial condition of either Premier or PCI; (ii) any material liability or obligation of any nature whatsoever incurred by either Premier or PCI other than those incurred in the ordinary course of business (and, with respect to any such ordinary course liabilities which exceed $5,000, such liabilities have been set forth on Schedule 5.8(c) hereto); (iii) any damage, destruction, or loss affecting the assets of Premier or PCI; (iv) any dividends or other payment or distribution with respect to, or any split, combination, reclassification, or repurchase, of shares of the capital stock of either Premier or PCI; (v) any issuance or sale or grant of any warrant, option, or other right to purchase any of the capital stock of either Premier or PCI; (vi) any mortgage, pledge of, or lien or any other charge or encumbrance upon, any of the assets of either Premier or PCI; or (vii) the issuance of any guarantees by either Premier or PCI of the obligations of any third parties.

               5.9. TITLE TO PROPERTIES; ENCUMBRANCES. Neither Premier nor PCI owns any real or personal property or any interests therein, except as set forth on Schedule 5.9 hereto.

               5.10. LEASES. Except as set forth in Schedule 5.10 hereto, neither Premier nor PCI leases any real or personal property.

               5.11. NO LITIGATION. There is no action, suit, or proceeding by or before any court or governmental or other body pending, or to the best knowledge of the Selling Stockholders, threatened against or involving either Premier or PCI. Neither Premier nor PCI is subject to any injunction, writ, judgment, order or decree of any court or governmental or other body. Neither Premier nor PCI is in default under or in violation of any agreement or commitment to which it is a party or by which it is bound. None of the Selling Stockholders is a party or otherwise subject to any action, suit or proceeding in any way relating to this Agreement or the transactions contemplated hereby nor, to the best knowledge of the Selling Stockholders, is any such action, suit or proceeding threatened against any of the Selling Stockholders. There is no action, suit or proceeding by Premier or PCI or any of the Selling Stockholders relating in any way to the business or proposed business of Premier or PCI currently pending or which Premier, PCI or any of the Selling Stockholders intend to initiate.

               5.12.  CONTRACTS AND COMMITMENTS. Except as set forth in Schedule
5.12 hereto, neither Premier nor PCI:

                      (a) has agreements, proposals, letters of intent or commitments relating to its proposed business or operations;

                      (b) has agreements or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers which are not cancelable on notice of not longer than thirty (30) days and without liability, penalty or premium, or any agreement or arrangement providing for the payment of any bonus or commission, whether based on sales or earnings or otherwise;

                      (c) has any employment agreements, arrangements or commitments, or any other agreements, arrangements or commitments, including any such agreement, arrangement or commitment that contains any severance or termination pay liabilities or obligations;

                      (d) has any collective bargaining or union agreements or commitments;

                      (e) is a party to any loan, note or credit agreement or other agreement or commitment with respect to indebtedness for borrowed money, has no indebtedness for borrowed money, and has no guarantee of or agreement or commitment to acquire any indebtedness, liability or obligation of others;

                      (f) is party to any security agreement, mortgage or other agreement or commitment that creates or may create any lien, claim, or encumbrance on any of its properties or assets;

                      (g)  has any outstanding loan made to any person;

                      (h) has any agreement or commitment to make any capital expenditures or to acquire any property or assets other than raw materials and supplies utilized or to be utilized in the normal course of their respective businesses or proposed businesses;

                      (i) has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person; or

                      (j) is a party to or bound by any agreement or commitment having a remaining term in excess of one year.

               5.13. STATUS OF AGREEMENTS. All binding contracts, agreements, arrangements, commitments and leases to which Premier or PCI are parties which are disclosed or required to be disclosed in this Agreement and in the Schedules or Exhibits hereto are valid and enforceable and are in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by Premier or PCI, or to the best knowledge of Selling Stockholders, any other party, thereunder; and true and complete copies thereof will be delivered to the Purchaser at the Closing.

               5.14. LABOR RELATIONS. Premier and PCI have each paid in full to employees all wages, salaries, commissions, bonuses and other direct compensation that are due for all services performed by them, if any, net of taxes and other deductions required to be made by an employer, other than amounts that have not yet become payable in accordance with their customary practices. Neither Premier or PCI is liable for any severance pay or other payments on account of termination of any former employee. Neither Premier nor PCI is a party to any collective bargaining agreements.

               5.15. EMPLOYEE BENEFIT PLANS. Neither Premier nor PCI has any obligation with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in Section 3(3) of ERISA). Neither Premier nor PCI has any commitment or obligation to create any such plan.

               5.16. BOOKS AND RECORDS. The books of account, minute books, stock record books and other books and records of Premier and PCI are materially complete and accurate and have been maintained in accordance with sound business practices. All of such books and records are in the possession of the company to which they apply.

               5.17.  NO UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 5.17 hereto, neither Premier nor PCI has any material liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise), of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles, that are not fully reflected or reserved against in the Balance Sheet and, to the best of the Selling Stockholders' knowledge, none have arisen subsequent to the date of the Balance Sheet.

               5.18. INVESTMENT REPRESENTATIONS. The Selling Stockholders understand and acknowledge that the Sagemark Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "ACT") and are being issued and delivered hereunder pursuant to an exemption from the registration requirements of Section 5 of the Act on the basis that the issuance of the Sagemark Shares involves a transaction by an issuer not involving any public offering and that reliance upon such exemption is predicted in part upon the following representations and warranties, hereby made to the Purchaser by each of the Selling Stockholders:

                      (a) Each of the Selling Stockholders is acquiring the Sagemark Shares for investment purposes only, for their account, and not for, with any view to, or in connection with any distribution or public offering thereof within the meaning of the Act;

                      (b) Each of the Selling Stockholders understands that the Sagemark Shares have not been registered under the Act or any state securities law by reason of their issuance in a transaction which is exempt from the registration requirements of the Act and such laws and the Sagemark Shares must be held indefinitely unless they are subsequently registered under the Act and such laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Act and such laws. The resale of the Sagemark Shares can only be made in accordance with appropriate exemptions or registration under the Act and in compliance with state securities laws, the certificates evidencing the Sagemark Shares will bear a legend reciting such restrictions on transfer and stating that such shares are subject to the Purchaser's right of redemption as provided in subsection 7.1 hereof and a "stop order" will be placed against the transfer of such Shares;

                      (c) Each of the Selling Stockholders has sufficient knowledge and expertise in business and financial matters so as to enable them to analyze and evaluate the merits and risks of the investment in Purchaser contemplated hereby and is able to bear the economic risk of such investment including a complete loss of such investment in the Sagemark Shares;

                      (d) Each of the Selling Stockholders acknowledges that they have made detailed inquiry concerning the Purchaser and its business and financial condition and that the Purchaser has made available to the Selling

Stockholders any and all written information which they have requested and have answered to the Selling Stockholders' satisfaction all inquiries made by the Selling Stockholders; and

                      (e) The transactions provided for in this Agreement with respect to the Sagemark Shares are not part of any pre-existing plan or arrangements for, and there is no agreement or other understanding with respect to, the distribution by the Selling Stockholders of any of the Sagemark Shares.

               5.19. BROKER'S OR FINDER'S FEE. Neither Premier, PCI nor the Selling Stockholders have engaged or dealt with any broker, finder, or other person who is entitled to any brokerage fee or commission with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby.

               5.20. ACCURACY OF INFORMATION. No representation, warranty, statement, document, or information made or furnished by the Selling Stockholders to the Purchaser in this Agreement, including the Exhibits and Schedules hereto, contains any untrue statement of a material fact or omits any material fact necessary, in light of the circumstances under which it is made, to make the information contained in such representation, warranty, statement, document or information not misleading. All of the representations and warranties of the Selling Stockholders contained in this Section shall be true and correct as of the date hereof and as of the Closing Date and will survive the Closing for a period of six (6) months and shall not be merged therein. The Selling Stockholders will each deliver a Certificate to the Purchaser at the Closing confirming the accuracy of such representations and warranties as of the Closing Date. Except as set forth in this Section 5 or as otherwise expressly provided in this Agreement, the Selling Stockholders have made no other representations or warranties to the Purchaser in connection with the transactions contemplated by this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Selling Stockholders as follows:

               6.1. ORGANIZATION AND STANDING. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York with full corporate power and authority to own, lease, and operate its properties and to carry on its business as currently conducted. The Purchaser is duly qualified to do business as a foreign corporation under the laws of each others jurisdiction in which the nature of its operations requires such qualification, unless the failure to be so qualified would not have an material adverse effect upon the Purchaser, its business or assets.

               6.2. ENFORCEABILITY AS TO THE PURCHASER. This Agreement, the consummation of the transactions herein contemplated, and the performance, observance, and fulfillment by the Purchaser of all of the terms and conditions contained herein on its part to be performed, observed, and fulfilled, have been duly approved and authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by an authorized officer of the Purchaser and constitutes its valid, binding obligation enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditor's rights generally and general principles of equity.

               6.3. AUTHORITY. The Purchaser has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and no consent of any third party is necessary with respect thereto. Neither the execution or delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with or result in any violation of or constitute a default under any provision of the Purchaser's Certificate of Incorporation, By-Laws, or any agreement to which the Purchaser is a party.

               6.4. CAPITALIZATION. The Purchaser's authorized capital stock consists of 2,000,000 shares of Preferred Stock, $1.00 par value per share, of which 2,962 shares are issued and outstanding and 25,000,000 shares of Common Stock, $.01 par value per share, of which 1,584,247 are issued and outstanding. There are an aggregate of 333,333 shares of the Purchaser's Common Stock reserved for issuance under currently outstanding warrants, options or other equity-based incentives to acquire shares of the Purchaser's Common Stock. The Sagemark Shares will, when issued, be duly authorized, validly issued, fully paid and non- assessable shares of common stock of the Purchaser, free and clear of all liens, claims, encumbrances and restrictions of any kind, except restrictions on transfer imposed by Federal and state securities laws.

               6.5. INVESTMENT REPRESENTATION. The Sellers' Shares are being acquired by the Purchaser for its own account, for investment purposes only, and not with a view to the resale or any distribution thereof. The Purchaser understands that the Sellers' Shares are not registered under the Act, that resale of the Sellers' Shares can only be made in accordance with appropriate exemptions or registration under the Act, and that the certificates evidencing the Sellers' Shares will bear a legend reciting such restrictions on transfer and a "stop transfer" order will be placed against such shares.

               6.6. BROKER'S OR FINDER'S FEES. The Purchaser has not engaged or dealt with any broker, finder, or other person who is entitled to any brokerage fee or commission with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby.

               6.7. ACCURACY OF INFORMATION. No representation, warranty, statement, or information made or furnished by the Purchaser to the Selling Stockholders in this Agreement contains any untrue statement of a material fact or omits any material fact necessary, in light of the circumstances under which it is made, to make the information contained in such representation, warranty, statement or information not misleading. All of the representations and warranties of the Purchaser contained in this Section shall be true and correct as of the date hereof and as of the Closing Date and will survive the Closing for a period of six (6) months and shall not be merged therein. The Purchaser will deliver a Certificate to the Selling Stockholders at the Closing signed by an officer of the Purchaser confirming the accuracy of such representations and warranties as of the Closing Date. Except as set forth in this Section 6 or as otherwise expressly provided in this Agreement, the Purchaser has made no other representations or warranties to the Selling Stockholders in connection with the transactions contemplated by this Agreement.

         7.    ADDITIONAL RIGHTS, COVENANTS AND CONDITIONS.

               7.1. REDEMPTION. In the event that all of the Pet Centers either discontinue their operations or are adjudicated bankrupt within two (2) years after the Closing Date, Purchaser will have the right to redeem, for a redemption price of One ($1.00) Dollar (the "REDEMPTION PRICE"), all of the Sagemark Shares owned by the Selling Stockholders on the date the notice of redemption is given. The Redemption Price must be paid in full at the time of redemption and a notice from Purchaser must be provided to the Selling Stockholders ten (10) days prior to the date of any such redemption, which notice must indicate the election by Purchaser to redeem such shares. In the event that such notice of redemption is not timely provided, as aforesaid, Purchaser will have no further right of redemption with respect to the Sagemark Shares.

               7.2. WORKING CAPITAL AND GUARANTY. On the Closing Date, Purchaser will provide or otherwise make available $1,000,000 of working capital to Premier which may only be utilized by Premier for the purpose of establishing and operating the Pet Centers. Such funds will be loaned to Premier by Purchaser, such loan to be evidenced by a subordinated promissory note of Premier, the terms of which shall not require the payment of any principal or interest thereon (except to the extent required under applicable IRS regulations) until three (3) years from the date that the first of such funds are provided to Premier and shall provide for the subordination of the indebtedness evidenced by such note to any indebtedness of Premier resulting from the financing of any PET Scanning Equipment. In addition, and to the extent required, Purchaser will guarantee any and all obligations incurred by Premier pursuant to any lease or purchase agreements for Pet Scanning Equipment between Premier and the manufacturer or supplier of such Pet Scanning Equipment or between Premier and any entity that provides financing for the acquisition of any such Pet Scanning Equipment including, but not limited to, DVI Financial Services, Inc.

               7.3. EXECUTIVE EMPLOYMENT AGREEMENT. At the Closing hereunder Premier and Schulman will enter into a five (5) year Employment Agreement, pursuant to which Schulman will serve as the Chief Executive Officer of Premier, in substantially the form attached hereto as Exhibit C (the "EXECUTIVE EMPLOYMENT AGREEMENT"). In addition, Purchaser agrees that, for the term of such agreement, it will vote its shares in Premier so as to elect Schulman as Chairman of the Board of Directors of Premier and will nominate Schulman to serve as a member of Purchaser's Board of Directors.

               7.4.   REGISTRATION RIGHTS.

                      (a) Subject to the provisions of subsection (h) of this subsection 7.4, each Selling Stockholder may, at any time following the second anniversary of the Closing Date, notify Purchaser that the Selling Stockholder desires that all or any specified portion of the Sagemark Shares held by him or it (collectively, the "REGISTRABLE SECURITIES") be registered under the Act (a "DEMAND"). Purchaser, at its sole expense, will prepare and file a registration statement pursuant to the Act to the end that Registrable Securities shall be permitted to be sold under the Act, as promptly as practical after any such notice from the Selling Stockholder and Purchaser shall use its best efforts to cause such registration statement to become effective; PROVIDED, HOWEVER, that the Selling Stockholder requesting such registration shall furnish Purchaser with all information required in connection therewith as Purchaser shall reasonably request in writing and bear the fees of any counsel retained by him or it in connection therewith and any transfer taxes and underwriting discounts or commissions applicable to the Registrable Securities sold by the Selling Stockholder pursuant thereto. Nothing contained herein shall require Purchaser to conduct a financial audit, other than in the ordinary course of business at the end of its fiscal year.

                      (b) In the event Purchaser receives a demand from a Selling Stockholder, Purchaser shall give notice to the other Selling Stockholders within ten (10) days of the receipt of such demand. Within twenty
(20) days of the giving of such notice, each Selling Stockholder to whom or which such notice has been given shall advise Purchaser whether or not he or it desires to include any or all of his or its Registrable Securities in the registration statement to be filed by Purchaser. Upon timely receipt of any such notice electing to include Registrable Securities in the registration statement to be filed by Purchaser, Purchaser, at its sole cost and expense, will include such Registrable Securities in the registration statement to be filed pursuant to subparagraph (a) of subsection 7.4 above; PROVIDED, HOWEVER, that the Selling Stockholder requesting such registration shall furnish Purchaser with all information required in connection therewith as Purchaser shall reasonably request in writing and bear the fees of any counsel retained by him or it in connection therewith and any transfer taxes and underwriting discounts or commissions applicable to the Registrable Securities sold by the Selling Stockholder pursuant thereto. In the event a Selling Stockholder does not respond to notice that a demand for registration has been made, or responds negatively to any such notice, such Selling Stockholder will no longer have the rights provided by subparagraph (a) of subsection 7.4 above.

                      (c) Subject to the provisions of subparagraph (h) of this subsection 7.4 if, at any time following the second anniversary of the Closing Date, Purchaser proposes to register any of its securities under the Act (other than in connection with a merger, acquisition, or pursuant to a registration statement on Form S-8 or any successor form), it will give notice to the Selling Stockholders by certified mail, return receipt requested, at least twenty (20) days prior to the filing of each such registration statement of its intention to do so. If a Selling Stockholder notifies Purchaser within ten (10) business days after receipt of any such notice of the Selling Stockholder's desire to include any or all of his or its Registrable Securities in such proposed registration statement, Purchaser shall afford the Selling Stockholder the opportunity to have any or all of his or its Registrable Securities included in and registered under such registration statement, all at Purchaser's sole cost and expense, except for the fees of any counsel retained by the Selling Stockholder in connection therewith and any transfer taxes or underwriting discounts or commissions applicable to the Registrable Securities sold by the Selling Stockholder pursuant thereto.

                      (d) Notwithstanding anything contained in this subsection 7.4:

                           (i)   if any of the offerings referred to in this
subsection 7.4 are underwritten offerings and, if in the opinion of Purchaser's underwriter for any such offering the inclusion of all, or any portion of the Registrable Securities requested to be so registered by the Selling Stockholder, when added to the securities being registered by Purchaser (or any other Selling Stockholder), will exceed the maximum amount of Purchaser's securities which the underwriter believes can be marketed (x) at a price reasonably related to their then current market value, or (y) without otherwise materially adversely affecting the offering, then Purchaser may exclude from such offering all or any portion of the Registrable Securities requested by the Selling Stockholder to be registered;

                           (ii)  If securities proposed to be offered for sale
pursuant to any such registration statement are securities owned by other security holders of Purchaser and the total number of securities to be offered by the Selling Stockholder of the Registrable Securities and such other selling security holders is required to be reduced pursuant to a written request from the underwriter (which request shall be made only for the reasons set forth in subparagraph (d)(i) above) the aggregate number of Registrable Securities to be included by Purchaser for the Selling Stockholder in such registration statement shall equal the number of shares which bears the same ratio to the maximum number of securities that the underwriter believes may be included for all the selling security holders (including the Selling Stockholder of the Registrable Securities) as the original number of Registrable Securities proposed to be included therein by the Selling Stockholder bears to the total original number of securities proposed to be included therein by the Selling Stockholder and the other selling security holders; and

                           (iii) If any Registrable Securities requested by the
Selling Stockholder to be included in a registration statement under this subsection 7.4 are not so included because of the operation of the provisions of this subparagraph (d), then the Selling Stockholder of the Registrable Securities shall have the right to require Purchaser, at Purchaser's sole cost and expense, to prepare and file a registration statement under the Act covering such Registrable Securities.

                      (e) Notwithstanding the provisions of this subsection 7.4, Purchaser shall have the right at any time after it shall have given written notice pursuant to this subparagraph (d) (irrespective of whether a written request for inclusion of any such securities shall have been made by the Selling Stockholder) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                      (f) Purchaser will use its best efforts to cause any such registration statement covering all or any portion of the Registrable Securities to become effective as promptly as possible and, if any stop order shall be issued by the U.S. Securities and Exchange Commission (the "COMMISSION") in connection therewith, to use its best efforts to obtain the removal of such order. The Selling Stockholders agree to cooperate in all respects with Purchaser in effectuating the foregoing.

                      (g) While any registration statement covering all or any portion of the Registrable Securities is effective, Purchaser will take all necessary action which may be required in qualifying or registering the Registrable Securities for offering and sale under the Blue Sky laws of such number of states as are reasonably requested by the Selling Stockholder; PROVIDED, HOWEVER, that Purchaser shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction.

                      (h) Purchaser shall be required to maintain the effectiveness of any registration statement registering Registrable Securities under this subsection 7.4 until the earlier of (i) the public sale of all of the Registrable Securities registered thereunder, or (ii) the expiration of one year from the date such registration statement has been declared effective by the Commission.

                      (i) The giving of any notice by a Selling Stockholder under this subsection 7.4 shall not impose upon the Selling Stockholder any obligation to sell any Registrable Securities.

                      (j) Purchaser agrees that until all Sagemark Shares have been sold under a registration statement pursuant to this Section or pursuant to Rule 144 under the Act, it will, if economically practicable, keep current in filing all materials required to be filed with the Commission in order to permit the Selling Stockholder of such securities to sell under Rule 144.

                      (k) Each Selling Stockholder shall provide Purchaser with such information necessary for the compliance by Purchaser with its obligations under this Section, as shall from time to time be reasonably requested by Purchaser.

                      (l) Notwithstanding the provisions of this subsection 7.4 to the contrary, the registration right provided for in this subsection shall expire at such time as, in the opinion of Purchaser's counsel, all of the Sagemark Shares may be sold pursuant to the provisions of Rule 144(k) promulgated under the Act.

               7.5.   AGREEMENT TERMINATIONS.

                      (a) The Selling Stockholders hereby agree that the Stockholders Agreement dated as of October 8, 2000, as amended, by and between Schulman, Theodore B. Shapiro ("SHAPIRO"), Robert L. Blessey, McFarland and Premier (THE "STOCKHOLDERS AGREEMENT"), which contains restrictions on the transfer of the Sellers' Shares, will be canceled upon and subject to the Closing, except for the confidentiality and restrictive covenant provisions contained in Articles 8 and 9, respectively, of the Stockholders Agreement, which provisions will survive for so long as Premier owns and/or operates PET Centers. By virtue of their execution of this Agreement, Dr. Stephen A. Schulman ("SCHULMAN"), John M. Donaldson, and Elise and Stephen Kalisch hereby acknowledge that they have read and understand the confidentiality and restrictive covenant provisions contained in Articles 8 and 9 of the Stockholders Agreement and hereby agree to be bound by such provisions for so long as Premier owns and/or operates PET Centers. Additionally, notwithstanding the foregoing, nothing contained in this Section with respect to the aforementioned restrictive covenant is intended to nor shall preclude (a) the rendering of services by McFarland, or his radiology group, pursuant to which he or they read and interpret diagnostic imaging film produced by positron emission tomography equipment owned by others, or (b) McFarland from engaging in a Precluded Business Activity (as defined in the Stockholders Agreement) if, at any time during the aforementioned period, both Schulman and Shapiro are neither stockholders, officers, or directors of Purchaser and Premier and PCI, or (c) McFarland from owning an equity interest in the Hutchinson, Newton and Eldorado Hospitals located in Kansas

                      (b) McFarland hereby agrees that Section 2 of that certain Agreement dated October 8, 2000, as amended, between McFarland and Premier will, upon and subject to the Closing, be deemed deleted from such Agreement and that 50% of any Additional Sagemark Shares that may be issued to McFarland hereunder shall be subject to redemption by Purchaser for a redemption price of $1.00 if McFarland is not rendering services at any time during the period ending on October 8, 2002 as the System Medical Director or Medical Director in accordance with the terms of such Agreement. McFarland acknowledges that all certificates for any Additional Sagemark Shares will bear a legend with respect to Purchaser's aforementioned redemption right and that any such shares may not be sold, transferred, assigned, hypothecated or encumbered in any manner prior to October 8, 2002, without Purchaser's written consent.

               7.6. RESERVATION OF SHARES. The Purchaser will, at all times at which any Additional Sagemark Shares may be required to be issued pursuant to the provisions of subsection 1.2(b) of this Agreement, reserve from the authorized but unissued shares of the Purchaser's Common Stock, the maximum number of Additional Sagemark Shares as may be or become issuable pursuant to such subsection.

         8.    CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO CLOSING.

               8.1. CONDUCT IN ORDINARY COURSE. During the period from the date hereof to the Closing Date, Premier and PCI will operate their respective businesses only in the regular and ordinary course and will preserve all current relationships, if any, with key employees, suppliers, banks and other third parties doing business with them; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to restrict PET Wichita from preparing for and taking all action necessary to effect a closing, on the Closing Date and subject to the simultaneous closing of the transactions provided for herein, of the financing referred to in that certain financing commitment letter of DVI Financial Services, Inc. to PET Wichita dated March 22, 2001 (the "DVI COMMITMENT LETTER").

               8.2. LIENS, AGREEMENTS, CAPITAL STOCK, WAIVER AND REORGANIZATIONS. During the period from the date hereof to the Closing Date, Premier and PCI will not:

                      (a) Create or incur any mortgage, security interest, lien, charge, claim or encumbrance of any kind on the assets of Premier or PCI;

                      (b) Make or become a party to any material agreement (or renew, extend, amend or modify any such agreement) affecting the operations of Premier or PCI, except in connection with the DVI Commitment Letter or as otherwise approved by Purchaser;

                      (c) Issue, or agree to issue, any shares of Premier's or PCI's capital stock or options, warrants or other rights, notes, debentures, or any debt instrument, or enter into any agreement or understanding, upon the exercise or conversion of which, or pursuant to the terms of which, any shares of any class or series of capital stock of Premier or PCI may be issued;

                      (d)  Waive any right of substantial value; or

                      (e) Effect any recapitalization, reclassification, capital reorganization, stock split, or any other change of the outstanding shares of the capital stock.

         9. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to and conditioned upon the fulfillment or waiver, on or before the Closing Date, of each of the following conditions. If any of such conditions are not fulfilled by the Selling Stockholders or waived by the Purchaser on or before the Closing Date, the Purchaser may terminate this Agreement upon written notice to the Selling Stockholders.

               9.1. REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the Selling Stockholders in this Agreement shall be true, accurate and complete both on the date of this Agreement and on the Closing Date and the Selling Stockholders shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Purchaser shall have been furnished with a Certificate of each of the Selling Stockholders, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

               9.2. DELIVERY OF SELLERS' SHARES. The Selling Stockholders shall have delivered to the Purchaser the Sellers' Shares.

               9.3. ADVERSE CHANGES. There shall not be any material adverse change in the financial condition, results of operations, business or future prospects of Premier or PCI and there shall be no law, rule or regulation proposed or enacted, or other event or condition of any character which the Purchaser determines may adversely effect the operations of Premier or PCI after the Closing.

               9.4. ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which the Purchaser, in good faith and upon the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

               9.5. COMPLIANCE. The Selling Stockholders shall have performed and complied in all material respects with the agreements, covenants, and obligations contained in this Agreement which are required to be performed and complied with by them prior to or on the Closing Date.

               9.6. DUE DILIGENCE. The Purchaser shall be satisfied with the results of its due diligence investigation of and with respect to Premier and PCI in accordance with the provisions of Section 3 hereof.

               9.7. FAIRNESS OPINION. The Purchaser shall have obtained, at it own expense, a fairness opinion with respect to the transactions which are the subject of this Agreement, from a qualified firm and otherwise in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

               9.8. TAX-FREE TRANSACTION. The Purchaser shall have satisfied itself that the transaction contemplated by this Agreement is a tax-free exchange under the applicable provisions of the Internal Revenue Code of 1986, as amended.

               9.9. UNAUDITED BALANCE SHEETS. The Purchaser shall have received and approved the Balance Sheets.

               9.10. EXECUTIVE EMPLOYMENT AGREEMENT. The execution and delivery of the Executive Employment Agreement.

               9.11. CLOSING OF DVI LOAN. The closing of the proposed loan by DVI Financial Services, Inc. to PET Wichita, in an amount not to exceed One Million Six Hundred Twenty Thousand ($1,620,000) Dollars, pursuant to the DVI Commitment Letter.

               9.12. LEASE WITH S&D HOLDING LLC. The execution and delivery of a lease, in form and substance reasonably satisfactory to the Purchaser, between Premier, as tenant, and S&D Holding LLC, as landlord, with respect to a site for the first Pet Center to be located in Wichita, Kansas, said lease to include provisions relating to the construction of the facility for the Pet Center on the site by the landlord (the "S&D LEASE").

               9.13. MEDICAL ADVISORY BOARD. Formation of a Medical Advisory Board by and for Premier, the members of which will be subject to the approval of the Purchaser.

               9.14. DELIVERY. The Selling Stockholders shall deliver all of the documents required by Section 11 hereof.

         10. CONDITIONS TO THE SELLING STOCKHOLDERS' OBLIGATIONS. The obligations of the Selling Stockholders to consummate the transactions provided for under this Agreement are subject to and conditioned upon the fulfillment or waiver on and as of the Closing Date, of each of the following conditions. If any of such conditions are not satisfied by the Purchaser or waived by the Selling Stockholders on or before the Closing Date, the Selling Stockholders may terminate this Agreement upon notice to the Purchaser.

               10.1. REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the Purchaser in this Agreement shall be true, accurate and complete both on the date of this Agreement and on the Closing Date and the Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date and the Selling Stockholders shall have been furnished with a Certificate of the President and Chief Executive Officer of the Purchaser, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

               10.2. DELIVERY OF INITIAL SAGEMARK SHARES. The Purchaser shall have delivered to the Selling Stockholders the Initial Sagemark Shares.

               10.3. ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which the Selling Stockholders, in good faith and upon the advice of counsel, believe makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

               10.4. COMPLIANCE. The Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement which are required to be performed and complied with by it prior to or on the Closing Date.

               10.5. TAX-FREE TRANSACTION. The Selling Stockholders shall have satisfied themselves that the transaction contemplated by this Agreement is a tax-free exchange under the applicable provisions of the Internal Revenue Code of 1986, as amended.

               10.6. EXECUTIVE EMPLOYMENT AGREEMENT. The execution and delivery of the Executive Employment Agreement.

               10.7. CLOSING OF DVI LOAN. The closing of the proposed loan by DVI Financial Services, Inc. to PET Wichita, in an amount not to exceed One Million Six Hundred Twenty Thousand ($1,620,000) Dollars, pursuant to the DVI Commitment Letter.

               10.8. LEASE WITH S&D HOLDING LLC. The execution and delivery of the S&D Lease.

               10.9. DELIVERY. The Purchaser shall deliver all of the documents required by Section 12 hereof.

         11. DOCUMENTS TO BE DELIVERED BY THE SELLING STOCKHOLDERS AT THE CLOSING. The Selling Stockholders will deliver the following documents to the Purchaser at the Closing:

               11.1. CERTIFICATES OF INCORPORATION. Copies of the Certificates of Incorporation of Premier, PCI and PET Wichita and all amendments thereto, as certified by the Secretary of State of their respective states of incorporation.

               11.2. GOOD STANDING. Original currently dated certificates of good standing for each of Premier, PCI and PET Wichita issued by the Secretary of State of their respective states of incorporation.

               11.3. BY-LAWS. Copies of the By-Laws of Premier, PCI and PET Wichita and all amendments thereto, certified by the Secretary each such company.

               11.4. FINANCIALS. The Balance Sheets as required by Section 4 hereof.

               11.5. CORPORATE BOOKS AND RECORDS. To the extent requested by the Purchaser, all original corporate books and records of Premier, PCI and PET Wichita, including, without limitation, the stock certificates and transfer books, minute books, checkbooks and bank account statements and registers of each such entities.

               11.6. CERTIFICATE. The Certificate signed by each of the Selling Stockholders as required under Section 9.1 hereof.

               11.7. RESOLUTIONS OF PREMIER AND PCI. Certified copies of resolutions adopted by the Board of Directors of Premier and PCI and certified by the Secretary thereof approving the execution of this Agreement and all other agreements, documents and instruments contemplated to be executed by Premier and PCI in connection with this Agreement and the consummation of the transactions contemplated hereby.

               11.8. CONTRACTS. All original agreements, contracts, letters of intent and proposals to which Premier, PCI and PET Wichita is a party, certified as true and complete by the Secretary of each such company.

               11.9. CONSENTS. Originals of all consents and/or estoppels, if any, required in connection with transaction contemplated by this Agreement.

               11.10. EXECUTIVE EMPLOYMENT AGREEMENT. Original Executive Employment Agreement executed by Premier and Schulman.

               11.11. LEASE WITH S&D HOLDING LLC. Original executed S&D Lease.

               11.12. STOCK CERTIFICATES. The stock certificates representing each Selling Stockholder's Shares, duly endorsed for transfer to the Purchaser, or accompanied by duly executed stock powers.

               11.13. OTHER DOCUMENTS. Such other certificates, documents, instruments and information required by this Agreement to be delivered by the Selling Stockholders, or as the Purchaser or its counsel may otherwise reasonably request.

         12. DOCUMENTS TO BE DELIVERED BY THE PURCHASER AT THE CLOSING. The Purchaser will deliver the following to the Selling Stockholders at the Closing:

               12.1. CERTIFICATE. The Certificate signed by the President and Chief Executive Officer of the Purchaser required by Section 10.1 hereof.

               12.2. PURCHASER RESOLUTIONS. A certified copy of resolutions adopted by the Board of Directors of the Purchaser approving the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including the issuance of the Sagemark Shares to the Selling Stockholders in accordance with the applicable provisions of this Agreement.

               12.3. STOCK CERTIFICATES. The stock certificates representing the Initial Sagemark Shares, duly signed by the proper officers of the Purchaser and registered in the name of each of the Selling Stockholders in accordance with the terms hereof.

               12.4. OTHER DOCUMENTS. Such other certificates, documents, instruments, and information required by this Agreement to be delivered by the Purchaser or as the Selling Stockholders or their counsel may otherwise reasonably request.

         13.   TERMINATION OF AGREEMENT PRIOR TO THE CLOSING.

               13.1. PURCHASER'S TERMINATION RIGHT. The Purchaser shall be entitled to terminate this Agreement at any time prior to or on the Closing Date pursuant to Section 2, 3 or 4 hereof and/or as a result of any breach or default of any of the Selling Stockholders' representations, warranties, covenants or obligations under this Agreement, or the failure of any condition to the Purchaser's obligations provided for in Section 9 of this Agreement.

               13.2. SELLING STOCKHOLDERS' TERMINATION RIGHT. The Selling Stockholders shall be entitled to terminate this Agreement prior to or on the Closing Date as a result of the failure of any condition to the Selling Stockholders' obligations provided for in Section 10 of this Agreement.

               13.3. REMEDIES. The termination of this Agreement by the Purchaser or the Selling Stockholders under this Section 13 shall be the Purchaser's or the Selling Stockholders', as the case may be, sole and exclusive remedy for any termination of this Agreement and thereafter, the Purchaser and the Selling Stockholders shall have no further rights or obligations under this Agreement (except that the parties will continue to be bound by the provisions of Section 15 hereof and Premier will pay to the Purchaser, on demand, Sixteen Thousand Two Hundred ($16,200) Dollars as and for liquidated damages in respect of the payment by the Purchaser of the commitment fee pursuant to the DVI Commitment Letter, if any such termination results from a willful refusal of the Selling Stockholders to consummate this Agreement).

         14.   INDEMNIFICATION.

               14.1. INDEMNIFICATION OF THE PURCHASER. The Selling Stockholders, severally and not jointly, hereby agree to indemnify and hold the Purchaser harmless from, against and in respect of:

                      (a) any and all claims, causes of action, losses, liabilities, obligations and damages (the "LOSSES") resulting from any breach by the Selling Stockholders of any of their material representations and warranties contained in this Agreement or the non-fulfillment of any material covenant or obligation of the Selling Stockholders contained in this Agreement or in any certificate, document or instrument delivered to the Purchaser hereunder; and

                      (b) all costs and expenses including, without limitation, all legal fees and expenses, incident to the foregoing or incurred in enforcing this indemnity.

               14.2. INDEMNIFICATION OF THE SELLING STOCKHOLDERS. The Purchaser agrees to indemnify and hold the Selling Stockholders harmless from, against and in respect of:

                      (a) any and all Losses (as defined in Section 14.1(a) hereof), resulting from any breach by the Purchaser of any of its representations and warranties contained herein or the non-fulfillment of any covenant or obligation of the Purchaser contained in this Agreement or in any certificate, document or instrument delivered to the Selling Stockholders;

                      (b) any and all Losses resulting from any act or omission by Purchaser, Premier or PCI with respect to their respective activities and operations after the Closing Date; and

                      (c) all costs and expenses including, without limitation, all legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

               14.3. PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under subsections 14.1 or 14.2 above, of notice of the commencement of any action, suit or proceeding or of any claim or other event or occurrence (an "INDEMNIFICATION CLAIM"), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section, give notice to the indemnifying party thereof, however, the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such Indemnification Claim is materially prejudiced thereby. In case any such Indemnification Claim shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party hereunder for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (i) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably held) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action, suit or proceeding comprising an Indemnification Claim, and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action, suit or proceeding, or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         15. PUBLIC ANNOUNCEMENTS. Except as provided below, neither the Selling Stockholders nor Premier nor PCI shall make or disseminate any public filing or announcement concerning this Agreement or any of the transactions herein contemplated without the Purchaser's written consent. The Selling Stockholders acknowledge that the Purchaser is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Purchaser may make or disseminate public filings and/or announcements concerning this Agreement or any of the transactions herein contemplated as determined by the Purchaser. The Selling Stockholders shall keep confidential and not disclose to any person (other than their attorneys, accountants, and advisers) or use any non-public information with respect to the Purchaser obtained by the Selling Stockholders in connection herewith unless and until such information shall be publicly disclosed or disseminated by the Purchaser.

         16.   MISCELLANEOUS.

               16.1. SOLE AGREEMENT. This Agreement constitutes the sole and entire agreement among the parties hereto in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof including the Letter of Intent dated March 28, 2001 between Purchaser and Premier. No change in or modification to this Agreement shall be binding unless in writing and signed by the party to be bound thereby.

               16.2. NOTICES. All notices, consents, demands, requests, and other communications required or permitted to be given hereunder (the "Notices") shall be in writing and shall be deemed to have been duly given on the same day if delivered personally, receipt acknowledged, or five (5) days after mailing if mailed by certified mail, return receipt requested, or by facsimile transmission (with original to follow by mail),or by nationally recognized overnight courier service for next business day delivery, addressed to the parties as follows (or to such other address as a party may designate as to itself by Notice to the other parties):

                      (a) If to the Purchaser, to it at its address set forth at the beginning of this Agreement, to the attention of its President and Chief Executive Officer, with a copy to:

                           Jerold K. Levien, Esq.
                           425 Madison Avenue
                           Suite 700
                           New York, NY 10017

                      (b) If to the Selling Stockholders, to them at the addresses set forth at the beginning of this Agreement.

                      (c) If to Premier or PCI, to them at their addresses set forth at the beginning of this Agreement, with a copy to:

                           Robert L. Blessey, Esq.
                           c/o Gusrae Kaplan & Bruno, PLLC
                           120 Wall Street
                           New York, New York 10005

               16.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof, except as to applicable Federal and state securities laws.

               16.4. ARBITRATION. In the event of any dispute or disagreement between the parties hereto hereunder which cannot be resolved within thirty (30) days following the delivery of notice of such dispute or disagreement from the party seeking to resolve such matters, or in the event of any action to enforce the provisions of this Agreement (other than an action at law seeking an equitable remedy), such dispute, disagreement or action shall be submitted to binding arbitration before a single arbitrator of the American Arbitration Association in New York County, New York, which will apply the then prevailing commercial rules of arbitration of the American Arbitration Association. The determination of any such arbitrator shall be binding and conclusive and may be enforced in any court of competent jurisdiction. By their execution hereof, the parties hereto consent and irrevocably submit to the IN PERSONAM jurisdiction of the American Arbitration Association located in New York County, New York and agree that any process in any such action or proceeding commenced under this Agreement may be served upon them personally or by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service, with the same force and effect as if personally served upon them in such County and State. The parties hereto each waive any claim that any such venue is not a convenient forum for any such action or proceeding and any defense of lack of IN PERSONAM jurisdiction with respect thereto.

               16.5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors, and permitted assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies upon or by reason of this Agreement on any persons other than the parties hereto and their respective successors, legal representatives, and permitted assigns, nor is this Agreement, or any of the parties' rights or obligations hereunder, assignable absent the written consent of the non-assigning party. Each of the Selling Stockholders and other signatories to this Agreement hereby acknowledges that they have been represented by separate counsel (or had an opportunity to do so).

               16.6. SEVERABILITY. Any provision of this Agreement which is determined to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without affecting in any way the remaining provisions hereof.

               16.7. SCHEDULES AND EXHIBITS. It is acknowledged and agreed by the parties hereto that all Schedules and Exhibits to this Agreement are an integral part hereof and are incorporated as part of this Agreement in all respects.

               16.8. HEADINGS. The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

               16.9. FURTHER ASSURANCES. Each party hereto shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any of the other parties in order to carry out the provisions and purposes of this Agreement.

               16.10. EXPENSES. Except as provided below in this Section, the parties hereto shall bear all of their own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement; PROVIDED, HOWEVER, that Purchaser will pay the reasonable legal fees of Premier and PCI at and subject to the Closing hereunder. In any action or proceeding brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by it in connection with such action or proceeding, including, but not limited to, all attorneys' fees and disbursements.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

                                     PURCHASER:

ATTEST:                              THE SAGEMARK COMPANIES LTD.


                                     By: /s/ EDWARD D. BRIGHT
----------------------                   --------------------------------------
                                         Edward D. Bright, Chairman of the Board
----------------------
Print Name and Title

                                     SELLING STOCKHOLDERS:

ATTEST:                              PAMELS CORP.

                                     By: /s/ DR. STEPHEN A. SCHULMAN
----------------------                   --------------------------------------
                                         Dr. Stephen A. Schulman, President
----------------------
Print Name


                              [SIGNATURES CONTINUE]

WITNESS:                             JOHN M. DONALDSON REVOCABLE
                                     TRUST

                                     By: /s/ JOHN M. DONALDSON
----------------------                   --------------------------------------
                                         John M. Donaldson, Trustee
---------------------
Print Name


ATTEST:                              TARA CAPITAL, INC.

                                     By: /s/ THEODORE B. SHAPIRO
----------------------                   --------------------------------------
                                         Theodore B. Shapiro, President
---------------------
Print Name and Title


ATTEST:                              BOCARA CORPORATION

                                     By: /s/ ROBERT L. BLESSEY
----------------------                   --------------------------------------
                                         Robert L. Blessey, President
---------------------
Print Name


ATTEST:                              MERCURY CAPITAL CORP.

                                     By: /s/ DR. ROBERT MCFARLAND
----------------------                   --------------------------------------
                                         Dr. Robert McFarland, President
----------------------
Print Name


                                     AGREED TO SOLELY AS TO SECTIONS 7.5(A)
                                     AND 16 HEREOF:
WITNESS:

                                     /s/ DR. STEPHEN A. SCHULMAN
----------------------               -------------------------------------------
                                     Dr. Stephen A. Schulman
----------------------
Print Name


WITNESS:

                                     /s/ DR. ROBERT MCFARLAND
----------------------               -------------------------------------------
                                     Dr. Robert McFarland
----------------------
Print Name

WITNESS:

                                     /s/ JOHN M. DONALDSON
----------------------               -------------------------------------------
                                     John M. Donaldson
----------------------
Print Name


WITNESS:

                                     /s/ THEODORE B. SHAPIRO
----------------------               -------------------------------------------
                                     Theodore B. Shapiro
----------------------
Print Name


WITNESS:

                                     /s/ ROBERT L. BLESSEY
----------------------               -------------------------------------------
                                     Robert L. Blessey
----------------------
Print Name


WITNESS:

                                     /s/ ELISE KALISCH
----------------------               -------------------------------------------
                                     Elise Kalisch

----------------------
Print Name


WITNESS:

                                     /s/ STEPHEN KALISCH
----------------------               -------------------------------------------
                                     Stephen Kalisch

----------------------
Print Name

                         TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A . . . . . . . . . . . . . . Ownership of Premier P.E.T. Imaging
                                      International, Inc. and Premier Cyclotron
                                      International Corp.

Exhibit B . . . . . . . . . . . . . . Certified copies of the Certificates of
                                      Incorporation of Premier P.E.T. Imaging
                                      International, Inc., Premier Cyclotron
                                      International Corp. and Premier P.E.T.
                                      Imaging of Wichita, Inc.

Exhibit C . . . . . . . . . . . . . . Form of Executive Employment Agreement


                                    SCHEDULES

Schedule 5.1  . . . . . . . . . . . . Directors and Officers of Premier P.E.T.
                                      Imaging International, Inc. ("PREMIER")
                                      and Premier Cyclotron International Corp.
                                      ("PCI").

Schedule 5.2  . . . . . . . . . . . . Directors and Officers of Premier P.E.T.
                                      Imaging of Wichita, Inc.

Schedule 5.8(c) . . . . . . . . . . . Material Adverse
Changes.

Schedule 5.9  . . . . . . . . . . . . Real and Personal Property of Premier and
                                      PCI.

Schedule 5.10 . . . . . . . . . . . . Leases of Real and Personal Property by
                                      Premier and PCI.

Schedule 5.12 . . . . . . . . . . . . Contracts and Commitments of Premier and
                                      PCI.

Schedule 5.17 . . . . . . . . . . . . Material Liabilities and Obligations of
                                      Premier and PCI.

                                    EXHIBIT A

                                 STOCK OWNERSHIP

The following individuals and entities own the number of shares of Common Stock of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. as set forth below opposite each of their names:

Name                                            Number of Shares of Common Stock
----                                            --------------------------------

Pamels Corp.                                                 48,225
John M. Donaldson Revocable Trust                            12,225
Tara Capital, Inc.                                           16,275
Bocara Corporation                                           16,275
Mercury Capital Corp.                                         7,000

                                    EXHIBIT B

         CERTIFIED COPIES OF CERTIFICATES OF INCORPORATION OF PREMIER PET IMAGING INTERNATIONAL, INC., PREMIER CYCLOTRON INTERNATIONAL CORP. AND PREMIER P.E.T. IMAGING OF WICHITA, INC.


                                  See Attached

                                    EXHIBIT C

                         EXECUTIVE EMPLOYMENT AGREEMENT

                   [TO BE APPROVED BY THE PARTIES AT CLOSING]

                                  SCHEDULE 5.1

                 DIRECTORS AND OFFICERS OF PREMIER P.E.T IMAGING
          INTERNATIONAL, INC. AND PREMIER CYCLOTRON INTERNATIONAL CORP.

NAME                                   TITLE

Dr. Stephen A. Schulman                Chief Executive Officer and Chairman of
                                       the Board

John M. Donaldson                      Secretary/Treasurer and a Director

Dr. Robert A. McFarland                Director

                                  SCHEDULE 5.2

                            DIRECTORS AND OFFICERS OF
                      PREMIER PET IMAGING OF WICHITA, INC.

NAME                                   TITLE

Dr. Stephen A. Schulman                Chief Executive Officer and Chairman of
                                       the Board

John M. Donaldson                      Secretary/Treasurer and a Director

Dr. Robert A. McFarland                Director

                                 SCHEDULE 5.8(C)

                            MATERIAL ADVERSE CHANGES



                                      None

                                  SCHEDULE 5.9

                  REAL AND PERSONAL PROPERTY OF PREMIER AND PCI



                                      None

                                  SCHEDULE 5.10

                           LEASES OF REAL AND PERSONAL
                           PROPERTY BY PREMIER AND PCI



                                      None

                                  SCHEDULE 5.12

                            CONTRACTS AND COMMITMENTS
                               OF PREMIER AND PCI


Agreement dated October 8, 2000, as amended, between Premier P.E.T. Imaging International, Inc. and Dr. Robert McFarland.

Letter Agreement dated March 22, 2001 between DVI Financial Services, Inc. and Premier P.E.T. Imaging of Wichita, Inc.

Quotation dated April 13, 2001 between Premier Cyclotron International Corporation and CTI, Inc.

Executive Employment Agreement between Premier P.E.T. International Imaging, Inc. and Dr. Stephen A. Schulman (to be executed on the Closing Date).

                                  SCHEDULE 5.17

                            MATERIAL LIABILITIES AND
                         OBLIGATIONS OF PREMIER AND PCI


None, other than in connection with the contracts and commitments referred to in
Schedule 5.12.